Execution Copy

AMENDMENT 1

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AMENDMENT is made as of the 10th day of August, 2017 modifies the TRANFER AGENCY AND SERVICE AGREEMENT ("Agreement"), effective on July18, 2017, by and between STATE STREET BANK AND TRUST COMPANY, Massachusetts trust company ("State Street" or the "Transfer Agent"), and USAA ETF TRUST, a statutory trust organized and existing under the laws of the State of Delaware (the "Trust") on behalf of each series listed on Schedule A, severally and not jointly.

WHEREAS both Parties wish to amend the Agreement to delete and replace Schedule A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.Schedule A is hereby deleted in its entirety and replaced as set forth in Schedule A attached hereto.

2.Except as amended hereby, the Agreement shall remain in full force and effect.

3.This Amendment may be executed in counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

State Street: Limited Access

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrew Erickson

Name:	Andrew Erickson
Title:	Executive Vice President

USAA ETF TRUST

By: /s/ James De Vries

Name: James De Vries

Title: Assistant Treasurer

State Street: Limited Access

Execution Copy

Schedule A

LIST OF PORTFOLIOS

USAA ETF Trust, on behalf of its portfolios,

USAA MSCI USA Value Momentum Blend Index ETF

USAA MSCI USA Small Cap Value Momentum Blend Index ETF

USAA MSCI International Value Momentum Blend Index ETF

USAA MSCI Emerging Markets Value Momentum Blend Index ETF

USAA Core Short-Term Bond ETF

USAA Core Intermediate-Term Bond ETF

State Street: Limited Access

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